For Further Information:

———AT THE COMPANY———	——AT ASHTON PARTNERS——
Larry A. Boik	Investors:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2576	(312) 553-6717
Email: lboik@amcastle.com	Email: kpyra@ashtonpartners.com

Traded: NYSE (CAS)

Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE

MONDAY, MARCH 3, 2008

A. M. Castle & Co. Announces Key Commercial

Executive Appointment in its Metals Business

FRANKLIN PARK, IL, MARCH 3RD – A. M. Castle & Co. (NYSE: CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, is pleased to announce that Mr. Curtis M. Samford has joined A. M. Castle & Co. effective today as President of Castle Metals Oil & Gas commercial unit within its Metals business.

Mr. Samford served since 2005 as Vice President-Oil & Gas and Vice President-Marketing of Alcoa Wheel Products. Alcoa Inc., is the world's leading producer of primary aluminum, fabricated aluminum and alumina facilities and serves the aerospace, automotive, packaging, building and construction, commercial transportation, and industrial markets. Prior to joining Alcoa, Inc. in 2005, he was Vice President Commercial Operations at UniPure Corporation, and from 1988 to 2001 he held several management positions at Shell Chemical, Betz Industrial and Dresser Atlas. He is a 1984 graduate in geophysics from Texas A&M University.

“Our strategy includes bringing a strong commercial focus to targeted growth industries like Aerospace and Oil & Gas, and the manufacturers that serve them. Within our Metal’s business we seek leadership that is dedicated to the needs of our customers serving these industries,” stated Michael Goldberg, President and CEO of A. M. Castle. “This appointment is a critical step in continuing to position the Company as the foremost provider of specialty metal products and supply chain services to targeted industries on a global scale,” concluded Goldberg.

About A. M. Castle & Co.

Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 65 locations throughout North America, Europe and Asia. Its common stock is traded on the New York Stock Exchange under the ticker symbol “CAS”.

Safe Harbor Statement / Regulation G Disclosure

This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company's reports on file with the Securities Exchange Commission.

The financial statements included in this release contain a non-GAAP disclosure, EBITDA, which consists of income before provision for income taxes plus depreciation and amortization, and interest expense, less interest income. EBITDA is presented as a supplemental disclosure because this measure is widely used by the investment community for evaluation purposes and provides the reader with additional information in analyzing the Company's operating results. EBITDA should not be considered as an alternative to net income or any other item calculated in accordance with U.S. GAAP, or as an indicator of operating performance. Our definition of EBITDA used here may differ from that used by other companies. A reconciliation of EBITDA to net income is provided per U.S. Securities and Exchange Commission requirements.